Exhibit 99.1

KAMAN REPORTS FIRST QUARTER 2005 RESULTS

BLOOMFIELD, Connecticut (May 6, 2005) - Kaman Corp. (NASDAQ:KAMNA) today reported financial results for the first quarter ended April 1, 2005.

Net earnings for the first quarter of 2005 were $4.7 million, or $0.21 per share diluted, compared to $1.2 million, or $0.05 per share diluted, in the first quarter of 2004. The company paid a quarterly dividend at the rate of $0.11 per share.

Net sales for the first quarter of 2005 were $263.3 million, compared to $245.2 million in the first quarter of 2004.

Paul R. Kuhn, chairman, president and chief executive officer, said, “We are pleased with our performance in the first quarter of 2005, as it reflects the efforts we have made to build and improve the company. There was positive momentum in each of the segments: Our Industrial Distribution and Music segments and the Kamatics subsidiary within our Aerospace segment continued to show strength, benefiting from improved demand within their respective customer bases. The quarter also benefited from the long-term actions we have taken over the past three years, including an increased focus on subcontract activity that has yielded an expanded, more efficient aerostructures plant in Jacksonville that is now bringing in new business; a series of acquisitions and divestitures that have focused resources and critical mass into businesses that we believe hold significant promise for the future; a lean-thinking mentality and culture that has improved our processes and competitiveness; and the reorganization of our Aerospace subsidiary into new divisions that is addressing differences among its various businesses and providing for a more focused management structure.”

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

A summary of segment information follows:

Summary of Segment Information
(In millions)

	For the Three Months Ended

	April 1, 2005(1)	April 2, 2004(1) (2)

Net sales:
Aerospace	$65.7	$59.3
Industrial Distribution	156.0	145.6
Music	41.6	40.3
	263.3	245.2

Operating income:
Aerospace	7.6	3.0
Industrial Distribution	8.5	5.0
Music	2.6	2.0
Corporate expense (3)	(9.5)	(6.7)

Operating income	9.2	3.3
Interest expense, net	(.7)	(.8)
Other expense, net	(.3)	(.4)

Earnings before income taxes	$8.2	$2.1

(1) The company has a calendar year-end; however, its first three fiscal quarters follow a 13-week convention, with the first quarter ending on a Friday. The first quarter for 2005 and 2004 end on April 1, 2005 and April 2, 2004.

(2) As reported in the year-end 2004 Form 10-K, the company has restated its 2004 statement of operations for the first quarter of 2004. The adjustment decreased earnings per share diluted from $0.06, originally reported, to $0.05 in the first quarter 2004.

(3) “Corporate expense” increased for the quarter ended April 1, 2005 compared to the first quarter of 2004, primarily due to a $1.7 million increase for the long-term incentive program, a $0.8 million increase in reserves associated with the closed Moosup facility, a $0.8 million increase attributable to fringe benefits and a $0.3 million increase in audit fees offset to some degree by a $1.0 million decrease in stock appreciation rights expense.

-more-

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

REPORT BY SEGMENT

Aerospace Segment

In 2004, the company realigned its Kaman Aerospace subsidiary in order to provide for a more focused management structure. Kaman Aerospace now has three operating divisions: Aerostructures, Fuzing, and Helicopters, which, together with the Kamatics subsidiary comprise the four principal operating units of the Aerospace segment.

The segment, which includes all of these units plus the Electro-optics Development Center (EODC), had a 2005 first quarter operating profit of $7.6 million, compared to $3.0 million a year ago. First quarter results for 2005 and 2004 include $0.7 million and $0.8 million respectively in idle facility costs, primarily related to the Helicopter Division. Segment sales for the first quarter of 2005 were $65.7 million compared to $59.3 million a year ago.

Mr. Kuhn commented, “Kamatics performed well, as strong demand led to another quarter of record sales for that subsidiary. The Aerospace segment also benefited from the improvements we have achieved within our Aerostructures Division, where results for the Jacksonville facility shifted from an operating loss a year ago to the beginning of profitability in the 2005 first quarter. This was driven by the actions we have taken to improve operational efficiencies as well as by improving order rates and capacity utilization arising from contract wins and improving order flow. The Helicopters Division also contributed to operating earnings. These positives were somewhat offset, however, by operating losses at the Fuzing Division, principally due to additional contract losses on certain Dayron programs and additional warranty related reserves discussed below. Overall, Kamatics was the predominant contributor to Aerospace segment operating profits in the first quarter.”

Beginning in the first quarter of 2005, the company is reporting net sales for each of the major Aerospace segment operating units.

Aerostructures Division:

The Aerostructures Division had net sales of $12.9 million in the 2005 first quarter, compared to $10.7 million a year ago. Aerostructures Division net sales for the full year 2004 were $46.9 million. Operations are conducted from the company’s Jacksonville, Florida and Wichita, Kansas facilities.

The business of the Aerostructures Division involves commercial and military aircraft programs, including production of aircraft subassemblies and other parts for commercial airliners as well as the C-17 military transport and helicopter subcontract work.

For the first time since consolidating its aircraft subassembly and parts manufacturing in Jacksonville in mid-2003, the facility achieved profitability and quality performance improvements have led to improved customer satisfaction ratings. An important new award that should help broaden the business base was achieved in the third quarter of 2004 under which Kaman will manufacture the cockpit for four models of the Sikorsky BLACK HAWK helicopter. The initial work, having a value of $27.7 million, covers 80 units that are currently on contract for production through 2006. Follow-on options, if fully exercised, would have a total potential value to Kaman of approximately $100.0 million and would include the fabrication of approximately 349 cockpits. The first cockpit was delivered to Sikorsky in April 2005.

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

Kaman is a member of an international team that includes Lockheed Martin, Bell Helicopter, and AgustaWestland that was selected in January 2005 by the U.S. Government to provide the next “Marine One” presidential helicopter. In that capacity, Kaman is bidding on a share of the work being sourced in the U.S.

Fuzing Division:

The Fuzing Division had net sales of $12.8 million in the 2005 first quarter, compared to $9.0 million in the prior year period. Fuzing Division net sales for the full year 2004 were $57.0 million. Principal operations are conducted at the company’s Middletown, Connecticut and Orlando, Florida (Dayron) facilities.

The division manufactures safe, arm and fuzing devices for a number of major missile and bomb programs as well as precision measuring and mass memory systems for commercial and military applications.

As previously discussed, the company has been working to resolve two warranty-related matters for which it recorded a $3.5 million charge in the fourth quarter of 2004. One of the issues involves a supplier’s recall of a switch embedded in certain Dayron bomb fuzes. Approximately $2.7 million of the fourth quarter 2004 charge was recorded to address this matter. The second warranty issue involves bomb fuzes manufactured for the U. S. Army utilizing systems in place at the time Dayron was acquired by Kaman that have since been found to contain an incorrect part. Approximately $0.8 million of the fourth quarter charge was recorded to address this matter. In connection with this issue, on March 18, 2005, the company was notified that the U.S. Attorney's Office for the Middle District of Florida and the Defense Criminal Investigative Service had initiated an investigation into the matter. Dayron is cooperating fully with the investigation and working with these authorities to resolve the matter in a mutually satisfactory manner. In the first quarter of 2005 the company took an additional $0.7 million charge to account for its current best estimate of the additional cost associated with this matter.

Dayron has a contract with the U.S. Air Force for development and production of the advanced FMU-152A/B Joint Programmable Fuze (JPF). The contract has a potential value of $168.7 million if all options for future years’ production are exercised. Releases under this contract total approximately $36.4 million to date. During the quarter, the company continued to work on materials flow and manpower ramp-up to meet production requirements. As deliveries to the U. S. military increase under the contract, management expects that efficiencies will also increase and that program profitability will improve, with further enhancement once orders are received from allied militaries.

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

Helicopters Division:

The Helicopters Division had net sales of $15.2 million in the 2005 first quarter, compared to $18.0 million in the 2004 period. Helicopters Division net sales for the full year 2004 were $67.0 million, including the effect of an $18.2 million negative sales adjustment to eliminate the company’s investment in contracts with MD Helicopters, Inc. Helicopters’ operations are conducted primarily from the company’s Bloomfield, Connecticut facilities.

Production of the 11 SH-2G(A) aircraft for the Australia program is essentially complete. As previously reported, the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and progress is continuing on this element of the program. The company currently expects to deliver the first fully operational aircraft in the third quarter of 2005, after which all 11 aircraft will undergo a final acceptance process by the Royal Australian Navy.

The company continues to support K-MAX helicopters that are operating with customers in the field. In February the company sold a previously leased K-MAX for $3.6 million.

During the first quarter, the company continued to work with the U.S. Naval Air Systems Command (NAVAIR) and the General Services Administration toward establishing a purchase price for that portion of the Bloomfield, Connecticut complex that the company currently leases from NAVAIR. This could possibly include the company undertaking some level of the environmental remediation that may be legally required in the event of a sale of the property. The company also continued to work with government and environmental authorities to prepare the closed Moosup, Connecticut facility for eventual sale.

Kamatics Subsidiary:

Kamatics (including RWG, the company’s German aircraft bearing manufacturing arm) generated net sales of $23.0 million in the first quarter of 2005, compared to $19.8 million in the comparable 2004 period. Kamatics net sales for the full year 2004 were $77.1 million. Operations are conducted at the company’s facilities in Bloomfield, Connecticut and Dachsbach, Germany.

Kamatics’ proprietary self-lubricating bearings are currently in use in almost all military and commercial aircraft produced in North and South America and Europe, and are market leading products in the highly specialized end of the aircraft bearing market. General business conditions in the primary aerospace markets remained strong, with increased order activity from Boeing, Airbus and other customers in both the commercial and military sectors contributing to strong performance in the quarter. As the aviation sector continued to strengthen, the company increased production levels while maintaining delivery schedules, leading to additional sales and growth in market presence.

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

Other Aerospace Matters:

As previously reported, EODC, which makes up the balance of Aerospace Segment sales, submitted a $6.3 million claim to the University of Arizona (University) in April 2004 to recover additional costs which the company believes are a result of changes in the scope of a project being performed under a $12.8 million fixed-price contract with the University. Having been unable to resolve the matter, Kaman filed suit in September 2004 to recover these costs from the University and discontinued work on the project. The University subsequently filed a counterclaim and the litigation process is ongoing.

Industrial Distribution Segment

First quarter operating profits for the Industrial Distribution segment were $8.5 million for the 2005 quarter, compared to $5.0 million in the 2004 period. Net sales were $156.0 million in the 2005 first quarter, compared to $145.6 million a year ago. Industrial Distribution operations are headquartered in Windsor, Connecticut and conducted from nearly 200 locations in the U.S., Canada and Mexico.

Kuhn said, “The Industrial Distribution segment achieved a 7 percent increase in sales volume that contributed $1.6 million of the growth in operating profit. The company also benefited during the quarter from the one-time effects of certain price increases and a higher level of realized vendor incentives in the form of rebates. The company competed well during the quarter, winning a new national account relationship with the Chemical Lime Company.

“The strong industrial market continued in a positive trend throughout the first quarter. On balance, the market continues to be positive and stable, but there is some sense developing that markets in the western portions of North America, driven by strength in the primary materials markets - and the Central region, driven by strength in the paper, mining and printing accounts - may do better this year than those in the Northeast where certain original equipment manufacturing (OEM) sectors may have softened somewhat. We are watching to see if product availability becomes an issue because global demand for basic materials such as scrap steel, coal, cement and copper has been outpacing supply, leading to longer lead times.”

Kaman is the third largest North American industrial distributor serving the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets. Kaman offers more than 1.5 million items, as well as value-added services to a base of more than 50,000 customers spanning nearly every sector of industry. The company now covers 70 of the top 100 industrial markets in the U.S. This segment continues to track the U.S. Industrial Production Index and is affected to a large extent by the overall climate for its customer industries, including overall plant capacity utilization levels and the effect of pricing spikes and/or interruptions for basic commodities such as steel and oil.

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

Music Segment

The Music segment’s first quarter operating profit was $2.6 million for 2005, compared to $2.0 million for the first quarter of 2004. Net sales for the 2005 quarter were $41.6 million, compared to $40.3 million a year ago. Music segment operations are headquartered in Bloomfield, Connecticut and conducted from a manufacturing plant in New Hartford, Connecticut and strategically placed warehouse facilities to cover the North American markets.

Kuhn said, “The Music segment continued to perform well, with sales increasing and operating margins improving. While Christmas season sales were reasonably good last year, they were not as good as many retailers had stocked for, thereby leaving these retailers with excess inventories going into 2005 that had to be worked off. Once that was accomplished, market conditions improved and orders gathered strength, leading to solid performance in the quarter.”

The company is watching U.S. consumer sentiment along with other important variables that have the potential to affect this segment. For instance, the increasing quality and continually lower cost of products imported from Asia had led to price deflation in the musical instrument business over the past several years. This appears to have bottomed out as these supplier societies face the effects of increasing costs associated with raw materials, electric power shortages and increasing wages within their own economies. If, in fact, such a bottoming out has occurred, that would be a benefit to the segment. In addition, the lower value of the dollar has helped the segment’s export sales while, on the other hand, increasing the costs of the company’s imported products from suppliers in Japan, Taiwan, Korea and Thailand.

Kaman is the largest independent distributor of musical instruments and accessories in the United States, offering more than 15,000 products for amateurs and professionals. While the vast majority of Kaman’s music sales are to North American customers, the company has been building its presence in European, Asian and Australian markets as well. The business is affected by changes in consumers’ musical tastes and interests and by actual consumer spending levels. A principal strategy of the company over the past several years has been to add popular premier branded products that can be brought to market exclusively by Kaman. An important industry trend of the past several years has been consolidation in the retail market with the growth in the very large retail chains. The concentration of the company’s sales to these large customers is increasing. Kaman believes it has built upon its competitive advantages by creating and maintaining industry-leading distribution systems and the computerized business-to-business capabilities that large national retailers increasingly require, while continuing to support its traditional base of small retailers.

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

Concluding Remark

Mr. Kuhn concluded, “We are pleased with our first quarter results. Industrial Distribution, Music and Kamatics continued to perform well. We continued to work on our Aerospace businesses with meaningful progress in the Aerostructures Division as the expanded Jacksonville plant moved into profitability. We also made progress in the Fuzing and Helicopter divisions, and hope to keep the momentum moving in the right direction on those as the fuzing issues are resolved and as we move closer to completion of the SH-2G(A) helicopter program for Australia.”

Forward-Looking Statements

This release may contain forward-looking information relating to the corporation's business and prospects, including aerostructures and helicopter subcontract programs and components, advanced technology products, the SH-2G and K-MAX helicopter programs, the industrial distribution and music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the corporation does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the corporation, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the corporation's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the corporation's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues attributable to Dayron suppliers and others; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) successful replacement of the Corporation’s revolving credit facility upon its expiration in November 2005; 18) changes in laws and regulations ,taxes, interest rates, inflation rates, general business conditions and other factors and 19) the effects of currency exchange rates and foreign competition on future operations. Any forward-looking information provided in this release should be considered with these factors in mind. The Corporation assumes no obligation to update any forward-looking statements contained in this release.

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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended

	April 1, 2005	April 2, 2004

Net sales	$263,306	$245,151

Costs and expenses:
Cost of sales	192,411	183,412
Selling, general and administrative expense	62,178	58,720
Other operating income	(458)	(318)
Interest expense, net	712	795
Other expense, net	238	484
	255,081	243,093

Earnings before income taxes	8,225	2,058
Income taxes	3,520	885

Net earnings	$4,705	$1,173

Net earnings per share:
Basic	$.21	$.05
Diluted (1)	$.21	$.05

Weighted average shares outstanding:
Basic	22,778	22,648
Diluted	23,649	23,660

Dividends declared per share	$.11	$.11

(1) The calculated diluted per share amount for the three months ended April 2, 2004 is anti-dilutive, therefore, amount shown is equal to the basic per share calculation.

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	April 1, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$12,136	$12,369
Accounts receivable, net	202,516	190,141
Inventories	199,572	196,718
Deferred income taxes	34,665	35,837
Other current assets	16,111	15,270
Total current assets	465,000	450,335
Property, plant and equipment, net	48,180	48,958
Goodwill and other intangible assets, net	55,884	55,538
Other assets	7,426	7,500
	$576,490	$562,331
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$8,712	$7,255
Current portion of long-term debt	39,036	17,628
Accounts payable - trade	70,098	74,809
Accrued contract losses	30,848	37,852
Accrued restructuring costs	4,115	3,762
Other accrued liabilities	36,635	38,961
Advances on contracts	17,950	16,721
Other current liabilities	25,091	26,305
Income taxes payable	4,134	2,812
Total current liabilities	236,619	226,105
Long-term debt, excluding current portion	16,856	18,522
Other long-term liabilities	35,695	33,534
Shareholders’ equity	287,320	284,170
	$576,490	$562,331

“Kaman Reports First Quarter 2005 Results”
May 6, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Three Months Ended

	April 1, 2005	April 2, 2004

Cash flows from operating activities:
Net earnings	$4,705	$1,173
Depreciation and amortization	2,289	2,238
Provision for losses on accounts receivable	53	358
Deferred income taxes	1,233	-
Other, net	2,320	1,025
Changes in current assets and liabilities,
excluding effects of acquisitions:
Accounts receivable	(12,420)	(16,353)
Inventory	(3,431)	(10,174)
Income taxes receivable	-	1,043
Accounts payable	(4,709)	(807)
Accrued contract losses	(7,005)	494
Accrued restructuring costs	353	(664)
Advances on contracts	1,229	273
Income taxes payable	1,322	763
Changes in other current assets and liabilities	(4,389)	(2,428)
Cash provided by (used in) operating activities	(18,450)	(23,059)

Cash flows from investing activities:
Expenditures for property, plant & equipment	(1,098)	(1,586)
Acquisition of businesses, less cash acquired	(367)	-
Other, net	711	370
Cash provided by (used in) investing activities	(754)	(1,216)

Cash flows from financing activities:
Changes in notes payable	1,456	3,158
Changes in debt	19,741	25,996
Proceeds from exercise of employee stock plans	278	309
Purchase of treasury stock	-	(4)
Dividends paid	(2,504)	(2,489)
Cash provided by (used in) financing activities	18,971	26,970

Net increase (decrease) in cash and cash equivalents	(233)	2,695

Cash and cash equivalents at beginning of period	12,369	7,130

Cash and cash equivalents at end of period	$12,136	$9,825

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